Unrestricted License Agreement for Recovery of Products from Oil Shale

THIS AGREEMENT FOR UNRESTRICTED LICENCE OF TECHNOLOGY, BUSINESS and TERRITORY (the "Agreement") is dated the 1st day of July, 2005 (the "Effective Date").

BETWEEN:

GENERAL SYNSFUELS INTERNATIONAL, INC., a body corporate, incorporated pursuant to the laws of the State of Nevada, with a registered office at #6 – 306 Stoner Loop Rd. Lakeside, Montana, 59922

(the "Licensor")
OF THE FIRST PART
AND:

PETRO PROBE, INC., a body corporate, incorporated pursuant to the laws of the State of Nevada with a registered office at #6 –306 Stoner Loop Rd. Lakeside, Montana, 59922

(the "Licensee")
OF THE SECOND PART

RECITALS

A.
Licensor holds world-wide proprietary rights and a patent pending Technology, construction plans, materials specifications and operational capability for a plant to recover hydrocarbonaceous products from oil shale in situ. (USA Patent Application #10/357,718).

B.
The License shall include assistance in location of plant, drilling, materials, construction of plant and operation of same via a Facility Management Contract so as to allow the Licensee to commence commercial operations in a turnkey manner. The Facility Management Contract is attached as “Exhibit A”.

C.	The Licensor has maintained high standards of quality for its Technology such that valuable goodwill is attached to the System.
D.	The License does not include the cost of acquiring the location of plant or its capital cost.
E.	The Licensor desires to license the Technology to the Licensee on the terms and conditions specified herein; and
F.	The parties have entered into this Agreement for the purpose of defining a relationship and agree to respective rights and obligations with respect to the development and operation of the Technology.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein; the parties agree as follows:

I
LICENSE OF BUSINESS

1.1	Grant of License. The Licensor hereby grants to the Licensee the unrestricted rights to use the Technology and services of the Licensor per the terms defined in this Agreement.

1.3
Documentation.  Licensor shall execute and deliver to Licensee any and all further agreements and documents as may be required by Licensee to provide Licensee with the rights to use the Technology in accordance with the terms of this Agreement.

1.4	Term. This Agreement shall continue in full force for perpetuity .

LICENSE FEES and ROYALTY

2.1
License Fee. The Licensee shall pay to the Licensor a license fee ("License Fee") in the amount of FIVE HUNDRED THOUSAND (500,000) COMMON SHARES of Petro Probe, Inc and FIVE  HUNDRED THOUSAND DOLLARS ($500,000 USD), payable under terms to be agreed upon by both parties in a separate schedule.  The schedule shall be in force and accepted by both parties at time of signing of this Agreement.

2.2
Royalty.  The Licensee shall pay to the Licensor a net revenue interest before royalty expense of five and one-half percent (5 ½ %). This is payable quarterly and based on audited statements produced by Licensee’s auditors

REPRESENTATIONS AND WARRANTIES OF LICENSOR

4.1
Business Not Previously Licensed.  Licensor represents and warrants to Licensee that it is the owner of the Technology and that it has not sold, licensed, assigned, encumbered, or transferred any of the Technology to any third party, and that such Technology will be free of any claims of third parties.

4.2
Patents and Infringements.  Licensor represents to Licensee that Patents have been filed with respect to the Technology and any components thereof.  Further, Licensor makes no representation or warranty to Licensee as to whether the Technology infringes or may infringe upon any existing or future patent or trade-mark held by any third parties.

4.3
Business Obligations.  During the term of this Agreement, the parties have agreed to costs and procedures outlined in the Facility Management Contract (copy attached and marked “Exhibit A”). Licensor shall provide a completed operating system for the Technology and oil shale recovery plant in a business like manner at the cost outlined in the Facility Management Contract. Licensor shall at all times provide his best efforts and reasonable promptness to complete construction of an operational plant according to the schedules, engineering requirements and time schedules in the Facility Management Contract, except in the case of force majeure as described under paragraph 8.10 of this Agreement.

REPRESENTATIONS AND WARRANTIES OF LICENSEE

5.1
Authorized to Enter Agreement. Licensee hereby represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada and that it is duly qualified and authorized to enter into and perform its obligations under this Agreement.

5.2
Sale or Transfer of Business Assets.  Licensee hereby represents and warrants that it will not, without the prior written consent of Licensor, sell, transfer, or otherwise dispose of all or any substantial portion of its business or assets used in the production or sale of products utilizing the Technology except to a purchaser which shall assume its obligations to the Licensor hereunder and which has a financial net worth of at least equivalent to that of Licensee.  Licensee shall give Licensor at least ninety (90) days prior written notice of any such intended transfer.

5.3
Confidentiality of the Data.  During the term of this Agreement, Licensee shall take such steps as are reasonably required to assure that the Technology or any proprietary information associated with the Data will remain confidential and Licensee will not reveal such information about the Technology to any third party without the written consent of Licensor.

5.4	Insurance. During the term of this Agreement, Licensee shall at all times maintain adequate replacement insurance for the Technology, plant and equipment, and copy of same provided to Licensor.

PROTECTION OF TECHNOLOGY  AND BUSINESS

6.1
Initiation of Infringement Actions.  Licensee and Licensor shall jointly institute an infringement suit(s) when discovered by either party and take such actions as are commercially reasonable and appropriate to protect the Technology whenever information is brought to Licensee's attention indicating that any third party is unlawfully infringing on any future patent, trade-mark or copyright related to the Technology.

6.2
Defending Against Infringement Actions.  The Licensee and Licensor shall jointly defend, any infringement suit(s) that may be brought after the date hereof against Licensor or Licensee on account of the manufacture, production, use or marketing of the Technology by Licensee or third parties. In the event of any action for infringement against Licensee, Licensor shall give to Licensee such information with respect to Technology as may be reasonably required for purposes of defense and which is in the possession of Licensor.

RELATIONSHIP OF THE PARTIES

7.1
Not a Joint Venture.  Nothing in this relationship between Licensee and Licensor under this Agreement is to be construed so as to constitute Licensor and Licensee as partners or joint venturers, nor Licensee as the employee or agent of Licensor, nor the employees or agents of Licensee as employees or agents of Licensor.

7.2
Authority to Create Obligations.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party; or to bind the other party in regard to any other contract, agreement or undertaking with any third party.

TERMINATION AND DEFAULT

7.3	Termination by Licensor. The Licensor may terminate this Agreement if:

(a) The Licensee fails to cure any default under the Agreement within thirty (30) business days after Licensor has served a notice of default on the Licensee; or

(b) The Licensee or Licensee's business is declared bankrupt or judicially determined to be insolvent; or

(c) All or substantially all of the assets of the Licensee, or the Licensee's business are assigned to or for the benefit of any creditor; or

(d) The Licensee admits its inability to pay its debts as they become due; or

(f) The Licensee repeatedly engages in conduct which reflects materially and unfavourably upon the reputation of the Licensor; or

(g) The Licensee fails to pay any License Fees to the Licensor within thirty (30) business days after receiving written notice that said fees are overdue; and

(h) The Licensee does not commence or continue with commercial operation of the Oil Shale Plant within nine (9) months after the effective date hereof.

7.4
Reversion of  Technology.  Upon termination because of default under paragraph 7.3 hereof, the Technology and any physical plant and equipment shall automatically revert to or be reassigned to Licensor.  Licensee shall execute any and all documents as may be required to effect such reversion or reassignment.

7.3
Rights and Duties of Parties Upon Termination. Upon termination of this Agreement, for any reason, all rights of the Licensee shall immediately terminate, but the Licensee shall have the following duties which shall survive termination of this Agreement:

(a) The Licensee shall promptly pay to the Licensor all sums owing under the terms of this Agreement, including all damages, costs, expenses, and reasonable legal fees and disbursements as incurred by the Licensor by reason of default on the part of the Licensee, whether or not the expenses occurred before or after the termination or expiration of this Agreement.

(b) The Licensee shall immediately cease to use the Technology, including any plant and equipment, and any other proprietary information of the Licensor; and

(c) The Licensee shall ensure at its own expense that all of the Technology and other proprietary information provided by the Licensor in connection with this Agreement, are returned to the Licensor at the earliest possible time.

IX
GENERAL PROVISIONS

8.1	Governing Law. This Agreement is governed by and interpreted under the laws of the State of Nevada and the laws of the United States.

8.2	Waiver. Waiver of any default or breach of this Agreement shall not be interpreted as a waiver of any subsequent breach.

8.3	Payments and Notices. All payments and notices are to be made to the Licensor by registered mail, or by courier at the following addresses:

If to Licensor:
General Synfuels International, Inc.
#6 – 306 Stoner Loop Rd
Lakeside, MT, 59922
Attention:  Mr Ronald E. McQueen, President
Telephone: (406) 751-5200 Fax: (406) 752-7433

If to Licensee:
Petro Probe, Inc.
#6 – 306 Stoner Loop Rd
Lakeside, MT, 59922
Attention:  Mr. Larry F. Vance, CEO
Telephone: (406) 751-5200

Any such notice shall be either:

(a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid, in the country of the constituent;

(b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one (1) business day after deposit with such courier;

(c) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice to the appropriate fax number above; or

(d)  sent by personal delivery.  The above addresses may be changed by written notice to the other party.  Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

8.4	Time of the Essence. Time shall be of the essence of this Agreement.

8.5	Amendment. This Agreement may be amended or modified only by a document in writing, subscribed by all the parties to this Agreement.

8.6
Legal Fees and Disbursements.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing parties shall be entitled to recover reasonable legal fees and disbursements as fixed by a Court of competent jurisdiction.

8.7
No Other Licensees.  The parties hereby acknowledge and agree that the Licensor shall not grant any other unrestricted licenses similar to the license as granted herein. Licensor is free to license other operators with restrictions as to specific locations not located within  five hundred (five) miles of any operating plant or confirmed potential site of Licensee.

8.8	Successors and Assigns. This Agreement shall endure to the benefit of, and be binding upon, the parties hereto and their permissible heirs, successors, representatives, assigns and transferees.

8.9
Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the license granted hereby and the use by the Licensee of the Technology, save and except for the terms and conditions contained in the Business Agreement as executed between the parties hereto as of the date hereof.

8.10
Force Majeure.  In the event that either party hereto is delayed or hindered in the performance of any act required herein by reason of strike, lock-outs, labour troubles, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reasons of a like nature not the fault of such party, then performance of such act shall be excused for the period of the delay and the period for performance of any such act shall be extended for a period equivalent to the period of such delay, up to a maximum of  twelve (12) months. The provisions of this paragraph shall not operate to excuse Licensee from the prompt payment of any fee or other payment due the Licensor pursuant to the provisions of this Agreement unless the fee or payment is for a non-delivered product.

8.11
Severability.  If any  term or  provisions of this Agreement is held invalid or unenforceable by a Court of competent jurisdiction, then the remainder of this Agreement shall continue in full force and effect.

8.12	Exhibits and Schedules. The Exhibits and Schedule which are attached hereto are incorporated herein by reference to this Agreement and are made a part of this Agreement for all purposes.

8.13
Arbitration.  Any dispute under or with respect to the subject matter of this Agreement which cannot be resolved through negotiation shall be first submitted to and resolved through arbitration.  Any such arbitration shall be conducted in accordance with the Commercial Arbitration Act.

8.14
Counterpart.  This Agreement may be executed in one or more counterparts, either in original or telecopy form, each of which shall constitute an original, and all of which together, shall constitute one and the same agreement.

IN WITNESS TO THIS AGREEMENT the undersigned have executed this Agreement in one or more counterparts as of the Effective Date.

SIGNED AND WITNESSED
in the presence of:	)	LICENSOR:
)
/s/ Kathleen McQueen	)	GENERAL SYNFUELS INTERNATONAL ,INC.
NAME
2288 Monarch Dr “B” ,	)
Parkcity, UT 84060)		Per: /s/ Ronald E McQueen
ADDRESS	)	Ronald E. McQueen, President

SIGNED AND WITNESSED
in the presence of:	)	LICENSEE:
)
/s/ Tami Story	)	PETRO PROBE, INC.
NAME
306 Stoner Loop Road #6)
Lakeside, MT 59922)		Per: /s/ Larry Vance
ADDRESS		Larry F. Vance, CEO

SCHEDULE "A" - TECHNOLOGY

Services

•	Licensee shall be responsible for all data handling, storage and sales.
•	Licensee shall maintain a bookkeeping function to show sales and payment due to Licensor on a monthly basis.
•	Licensee shall provide secure storage, warehousing and transport for all product.
•	Licensee shall maintain security and integrity of Technology.
•	Licensor shall provide all necessary technical assistance in regards to Technology operation.

Costs

Description of Technology

Specification of Plant & Equipment

Exploration Systems

SCHEDULE "B" – TERRITORY

Location

Licensor provides exclusive use of the Technology for the States of Utah, Wyoming and Colorado in the United States.